Vymedic

Scientifically proven broad-spectrum antiviral beats industry-leading treatments in the suppression of flu, colds and common viruses.



Invest

$100.00 minimum investment

Deadline November 24, 2020
in 2 months

Share Price
$5.00

Total Raised
$0

Valuation
$15,899,050

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCING VYMEDIC

Vymedic's patented immune supplement, Vymune®, has been scientifically proven to suppress influenza, the common cold and similar viruses. The product has also been shown to be safer and more effective than competing antiviral drugs or supplements. Vymune's® all natural, amino acid based formula will be available in rapid melt away tablets, sold over the counter.

The creation of Vymune® leverages years of research and development that led to transformative breakthroughs in amino acids and metabolism; Vymedic holds over twenty patents. To prove Vymune's® safety and efficacy, Vymedic has conducted ten years of clinical trials – including a randomized, double-blind, placebo-controlled, human clinical trial - and research studies partnering with national, university, and government laboratories.

Learn more about Vymedic at vymedic.com.

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,070,000 is raised:

Use	Value	% of Proceeds
Hiring	$119,595	11.2%
Manufacturing	$300,951	28.1%
Marketing	$597,024	55.8%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $3,000,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Hiring	$335,000	11.2%
Manufacturing	$843,000	28.1%
Marketing	$1,675,000	55.8%
Intermediary fees	$147,000	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Vymedic Inc.. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by November 24, 2020 at 11:59am ET. If the total doesn't reach its *target*, then your money will be refunded. Vymedic may issue additional securities to raise up to $3,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

3,779,810 shares
× $5.00 per share

$18,899,050 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Sep 24, 2020 • Primary offering of 600,000 shares at $5.00

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